Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 11, 2021, in the Registration Statement (Form S-1) and related Prospectus of UserTesting, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Jose, California
October 13, 2021